Exhibit 99.1

FOR IMMEDIATE RELEASE: November 15, 2004	PR04-24

CANYON RESOURCES FILES THIRD QUARTER FINANCIAL RESULTS

     Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company announced today a third quarter 2004 net loss of $3.5 million or $0.12 per share on revenues of $2.3 million, compared to a restated net loss of $2.9 million, or $0.13 per share on revenues of $3.2 million for the third quarter of 2003. For the nine months ended September 30, 2004, the Company recorded a net loss of $9.7 million or $0.35 per share, on revenues of $9.8 million, compared to a restated net loss of $9.8 million, or $0.46 per share, on revenues of $10.5 million for the nine months ended September 30, 2003. The prior period results have been restated to give effect to adjustments principally related to the impact resulting from a correction in the model used for testing the Briggs Mine impairment and expensing certain costs as exploration expenditures.

     Gold production from the Briggs Mine during the third quarter of 2004 was 5,234 ounces, and sales were 5,670 ounces of gold and 3,500 ounces of silver at an average price of $402 per equivalent gold ounce. For the comparable period of 2003, gold production was 8,676 ounces and sales were 8,705 ounces of gold and 1,500 ounces of silver at an average price of $369 per equivalent gold ounce. For the nine months ended September 30, 2004, gold production was 25,467 ounces and sales were 25,015 ounces of gold 5,700 ounces of silver at an average realized price of $394 per equivalent gold ounce. For the comparable period of 2003, gold production was 30,742 ounces and sales were 30,936 ounces of gold and 9,843 ounces of silver at an average realized price of $338 per equivalent gold ounce.

     During the first nine months of 2004, the Company raised $7.1 million in an equity financing and obtained an additional $2.6 million in the exercise of certain warrants and stock options. During the same period, the Company paid off $1.0 million in Briggs equipment financing, conducted $1.2 million and $1.1 million in reclamation work at the Briggs Mine (California) and Kendall Mine (Montana), respectively, and contributed $2.4 million to the I-147 campaign in Montana. The Company had cash and cash equivalents of $8.1 million at September 30. 2004.

     In addition to producing gold from its Briggs Mine in California, Canyon owns the Seven-Up Pete Venture which owns the 10.9 million ounce McDonald Gold Project in Montana, which is constrained from current development by the anti-mining initiative, I-137, and the defeat of I-147 in the November 2004 election. The Company has filed suit against the State of Montana seeking to overturn I-137 or to obtain a damage award, which could be as much as $500 million, for the lost value of the Seven-Up Pete properties, including the McDonald Gold Project.

(See Table on Reverse Side)

     Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to: speculative nature of mineral exploration, precious metals prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events. Most of these factors are beyond the Company’s ability to control or predict.

FOR FURTHER INFORMATION, SEE www.canyonresources.com or contact:
Richard H. De Voto, President	or	Gary C. Huber
(303) 278-8464		Vice President-Finance

Canyon Resources Corporation & Subsidiaries
Summarized Financial and Production Information
(Unaudited)

BALANCE SHEET	September 30, 2004	December 31, 2003

		(Restated)
Assets
Current assets	$11,721,900	$9,503,300
Noncurrent assets	18,571,500	23,809,900

Total assets	$30,293,400	$33,313,200

Liabilities and Stockholders’ Equity
Current liabilities	$5,908,300	$4,615,900
Notes payable-long term	—	2,599,000
Other non-current liabilities	948,000	3,404,800
Stockholders’ equity	23,437,100	22,693,500

Total liabilities and stockholders’ equity	$30,293,400	$33,313,200

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
		(Restated)		(Restated)
STATEMENT OF OPERATIONS
Revenue	$2,279,900	$3,208,700	$9,843,800	$10,458,400
Cost of sales	2,305,700	3,962,000	8,748,600	10,927,200
Depreciation, depletion & amortization	1,149,400	750,400	4,677,700	3,722,000
Selling, general & administrative	2,350,500	607,300	4,816,900	1,598,900
Exploration costs	99,800	465,300	394,300	869,600
Accretion expense	43,300	46,500	129,900	139,600
Asset retirement obligation	—	—	935,200	—
Impairment of long-lived assets	—	—	—	3,382,000
Gain on asset disposals	230,000	9,500	229,200	85,200
Other income (expense), net	(29,500)	(282,500)	(117,900)	330,300
Cumulative effect of change in accounting principle	—	—	—	(11,700)

Net loss	($3,468,300)	($2,895,800)	($9,747,500)	($9,777,100)

Net loss per share	($0.12)	($0.13)	($0.35)	($0.46)

Weighted average shares outstanding	28,557,500	23,107,200	27,640,400	21,480,400

CASH FLOW
Cash & cash equivalents, beginning of period	$9,098,600	$1,593,900	$4,139,800	$430,800
Net cash provided by (used in) operating activities	(2,724,700)	350,800	(4,678,600)	(677,300)
Net cash provided by (used in) investing activities	353,500	(1,196,100)	(28,500)	(1,425,100)
Issuance of stock, net	1,392,800	5,539,900	9,733,800	6,401,700
Proceeds from sale of debentures	—	—	—	3,299,000
Payments on debt & other obligations	(6,800)	(467,200)	(1,053,100)	(2,207,800)

Cash & cash equivalents, end of period	$8,113,400	$5,821,300	$8,113,400	$5,821,300

PRODUCTION & SALES DATA
Gold production (oz)	5,234	8,676	25,467	30,742
Gold sales (oz)	5,670	8,705	25,015	30,936
Per ounce amounts:
- Average realized price	$402	$369	$394	$338
- Average market price (COMEX)	$402	$364	$401	$354